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CONTACTS:
Mary Eshet 704-383-7777
Christy Phillips 704-383-8178
                                                                 [WACHOVIA Logo]
INVESTOR CONTACTS:
Alice Lehman 704-374-4139
Ellen Taylor 704-383-1381

PRESS RELEASE MARCH 31, 2003

       WACHOVIA CORPORATION ANNOUNCES FIRST QUARTER EARNINGS EXPECTATIONS
                    AND HIGHLIGHTS INFORMATION IN 10-K FILING

CHARLOTTE, N.C. - Wachovia Corporation (NYSE: WB) today announced that its 2003 first quarter earnings per share are expected to be $0.72 to $0.74 per share, including approximately $0.04 per share of merger-related and restructuring charges. Excluding merger-related and restructuring charges, earnings are expected to be $0.76 to $0.78 per share, which exceeds the current First Call consensus estimate for Wachovia (which also excludes these charges) of $0.72 per share. Wachovia announced that it expects to grow earnings per share 10 percent or more in 2003, excluding merger-related and restructuring charges, from $2.77 per share in 2002. Wachovia earned $2.60 per share in 2002, including $0.17 per share of merger-related and restructuring charges. Due to the pending retail brokerage combination transaction with Prudential Securities, Inc., and the timing of that transaction's consummation, Wachovia is currently unable to estimate the total amount of its 2003 merger-related and restructuring charges and therefore cannot estimate 2003 earnings per share growth including those charges.

Wachovia also announced that as a result of lower than expected integration costs, it now expects total merger-related and restructuring charges in connection with the First Union-Wachovia merger to be $110 million to $125 million less than the $1.525 billion previously estimated.

Based on preliminary data, Wachovia has experienced solid growth in revenue in the first quarter, with particular strength in trading. Continued strong expense control, coupled with stable credit trends, will also contribute to the first quarter earnings growth. Earnings per share will also benefit from a reduction in fully diluted shares outstanding as a result of previously disclosed share repurchases. Ken Thompson, Wachovia's Chairman and CEO, stated, "Although general economic conditions remain weak, our focused customer approach and the benefits of the First Union-Wachovia merger have enabled us to produce better-than-expected results. We're pleased with our performance in the first quarter and we're optimistic about the remainder of 2003. We will, of course, provide complete details of our first quarter results in our regular earnings release on April 16th."

Wachovia also noted that, as described in its Annual Report on Form 10-K, the SEC is conducting an investigation into stock purchases of legacy First Union and legacy Wachovia common stock from 1996-2001, with a particular focus on purchases following the April 2001 merger announcement. Wachovia believes all purchases by the legacy companies were in compliance with law, and they were made in accordance with the advice of leading U.S. securities law firms. The investigation does not pertain to the integrity or accuracy of Wachovia's financial reporting or financial statements and it does not pertain to insider trading. Wachovia is cooperating fully with the SEC in the investigation. The SEC has not accused either legacy company or any employee of either company of wrongdoing and Wachovia does not believe the investigation will have a material adverse impact on its financial condition or results of operations.


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Wachovia will hold a conference call at 9 a.m. today to discuss its first quarter earnings expectations as well as its 10-K that was filed today with the SEC.




Wachovia Corporation (NYSE:WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $342 billion and stockholders' equity of $32 billion at December 31, 2002. Wachovia is a leading provider of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 48 of the 50 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com.


CONFERENCE CALL


Wachovia CEO Ken Thompson and CFO Bob Kelly will discuss Wachovia's first quarter 2003 results, 2003 outlook and Wachovia's 10-K filing in a conference call and audio webcast beginning at 9 a.m. Eastern Time today.


WEBCAST INSTRUCTIONS: To gain access to the webcast, which will be "listen-only," go to wachovia.com/investor and click on the link "Wachovia Earnings Expectations/10K Audio Webcast." In order to listen to the webcast, you will need to download either Real Player or Media Player.


TELECONFERENCE INSTRUCTIONS: The telephone number for the conference call is 1-800-947-6452. You will be asked to tell the answering coordinator your name and the name of your firm. Mention the conference Access Code: Thompson.


REPLAY: March 31 at 11 a.m. through April 15 at 5 p.m. Replay telephone number is 1-402-998-0867.


                                       ***


This news release may contain various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation's actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia's filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K and Current Report on Form 8-K dated March 31, 2003.